SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

ROBBINS & MYERS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

TABLE OF CONTENTS

NOTICE OF 2001 ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT FOR 2001 ANNUAL MEETING OF SHAREHOLDERS
ELECTION OF DIRECTORS
SECURITY OWNERSHIP
COMMITTEE REPORT ON EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION
AMENDMENT TO THE 1999 LONG-TERM INCENTIVE STOCK PLAN
RE-APPROVAL OF SENIOR EXECUTIVE ANNUAL CASH BONUS PLAN
REPORT OF THE AUDIT COMMITTEE OF THE BOARD
APPOINTMENT OF INDEPENDENT AUDITORS
OTHER MATTERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS
Section 17. Shareholder Approval and Term of Plan

NOTICE OF 2001 ANNUAL MEETING OF SHAREHOLDERS

Date:	Wednesday, December 12, 2001

Time:	11:00 A.M., E.S.T.

Place:	Olivia’s West Room Kettering Tower Second and Main Streets Dayton, Ohio 45423

At the Annual Meeting, shareholders of Robbins & Myers, Inc. will:

•	Elect four directors for a two-year term;

•	Vote on adoption of an amendment to the 1999 Long-Term Incentive Stock Plan making an additional 550,000 shares available for award under the plan;

•	Vote on re-approval of the Senior Executive Annual Cash Bonus Plan;

•	Vote on approval of the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending August 31, 2002; and

•	Transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on October 19, 2001 may vote at the meeting.

Your vote is important. Please fill out the enclosed proxy card and return it in the reply envelope.

By Order of the Board of Directors,

Joseph M. Rigot

Secretary

November 8, 2001

PROXY STATEMENT FOR 2001 ANNUAL MEETING OF SHAREHOLDERS

ROBBINS & MYERS, INC.	November 8, 2001
1400 Kettering Tower
Dayton, Ohio 45423

Solicitation and Voting of Proxies

The Board of Directors of Robbins & Myers, Inc. is sending you this Proxy Statement to solicit your proxy. If you give the Board your proxy, the proxy agents of the Board will vote your shares at the Annual Meeting of Shareholders on December 12, 2001 and any adjournment of the meeting. The proxy agents will vote your shares as you specify on the proxy card. If you do not specify how your shares should be voted, the proxy agents will vote your shares in accordance with the Board’s recommendations.

You may revoke your proxy at any time before the proxy agents use it to vote on a matter. You may revoke your proxy in any one of three ways:

•	You may send in another proxy card with a later date.

•	You may notify the Company in writing before the Annual Meeting that you have revoked your proxy.

•	You may vote in person at the Annual Meeting.

The Company first mailed this Proxy Statement to shareholders on November 8, 2001.

Voting Securities and Record Date

You are entitled to notice of the Annual Meeting and to vote at the meeting if you owned common shares of record at the close of business on October 19, 2001. For each share owned of record, you are entitled to one vote. On October 19, 2001, the Company had 11,762,603 common shares outstanding, which are the only voting securities.

Quorum Requirement and Voting

A quorum of shareholders is necessary to hold a valid meeting. The presence, in person or by proxy, of the holders of one-third of the common shares is necessary to have a quorum for the election of directors. The presence, in person or by proxy, of the holders of a majority of the outstanding shares is necessary for any other purpose. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker votes on some matters on the proxy card but not on others because he does not have the authority to do so.

In counting votes on a particular item, the Company will treat abstentions as votes cast on the particular matter. The Company will not, however, treat broker non-votes as either votes cast or shares present for matters related to the particular item.

If a shareholder notifies the Company in writing 48 hours or more before the meeting that the shareholder desires that directors be elected by cumulative voting, then shareholders will have cumulative voting rights in the election of directors. Cumulative voting allows each shareholder to multiply the number of shares owned by the number of directors to be elected and to cast the total for one nominee or distribute the votes among the nominees as the shareholder desires. Nominees who receive the greatest number of votes will be elected.

ELECTION OF DIRECTORS

The Company’s Board of Directors is divided into two classes, with one class being comprised of four directors and the other of three directors. One class of directors is elected at each Annual Meeting of Shareholders for a term of two years.

At the 2001 Annual Meeting, shareholders will elect four directors who will hold office until the Annual Meeting of Shareholders in 2003. The Board has nominated Robert J. Kegerreis, William D. Manning, Maynard D. Murch IV, and John N. Taylor, Jr. for election as directors. All nominees are presently directors.

If a nominee becomes unable to stand for reelection, the Board’s proxy agents will vote the proxies for a substitute nominee of the Board. If shareholders vote cumulatively in the election of directors, then the Board’s proxy agents will vote the shares represented by the proxies cumulatively for the election of as many of the Board’s nominees as possible and in such order as the proxy agents determine.

Nominees for Term of Office Expiring in 2003

Robert J. Kegerreis, Ph.D.	Director Since 1972

Dr. Kegerreis, 80, served as President of Wright State University from July 1973 to June 1985. He is currently a management consultant and has served as Executive Director of the Arts Center Foundation, Dayton, Ohio, since 1989. Dr. Kegerreis is a director of the Miami Valley Research Park.

William D. Manning	Director Since 1995

Mr. Manning, 67, was Senior Vice President of The Lubrizol Corporation (industrial chemicals) from 1985 to his retirement in April 1994. He is currently a management consultant. Mr. Manning is a director of Unifrax Corporation and NYCO America LLC.

Maynard H. Murch IV	Director Since 1977

Mr. Murch, 57, has been Chairman of the Board of the Company since July 1979. He is President and Chief Executive Officer of Maynard H. Murch Co., Inc. (investments) which is managing general partner of M.H.M. & Co., Ltd. (investments). Since 1976, Mr. Murch has been Vice President of Parker/ Hunter, Incorporated (dealer in securities), a successor firm to Murch and Co., Inc., a securities firm that Mr. Murch had been associated with since 1968. Mr. Murch is a director of Lumitex, Inc. and Shiloh Industries, Inc.

John N. Taylor, Jr.	Director Since 1988

Mr. Taylor, 66, was Chairman from August 1986 to June 2001 and President from October 1974 until August 1986 of Kurz-Kasch, Inc. (a specialty manufacturer of plastic-based components and electromagnetic products).

Directors Continuing in Office Until 2002

Gerald L. Connelly	Director Since 1998

Mr. Connelly, age 60, has been President and Chief Executive Officer of the Company since January 1, 1999. From April 1996 to January 1999, he was Executive Vice President and Chief Operating Officer of the Company and from June 1994 to April 1996, he was a Vice President of the Company and President of its Process Industries Group. He is also a director of Genesis Worldwide Inc.

Thomas P. Loftis	Director Since 1987

Mr. Loftis, 57, has been engaged in commercial real estate development, asset management and consulting with Midland Properties, Inc. since 1981. Mr. Loftis has been a general partner of M.H.M. & Co., Ltd. (investments) since 1986.

Jerome F. Tatar	Director Since 1991

Mr. Tatar, 55, has been Chairman, President and Chief Executive Officer of The Mead Corporation (forest products) since November 1, 1997. From April 1996 to November 1997, he was President and Chief Operating Officer and a director of The Mead Corporation. From July 1994 to April 1996, he was Vice President – Operating Officer of The Mead Corporation. Mr. Tatar is also a director of National City Corp.

Meetings of Directors

The Board of Directors met five times in fiscal 2001. The Board of Directors has two committees: the Audit Committee [Messrs. Taylor (Chairman), Kegerreis and Manning], which met twice in fiscal 2001, and the Compensation Committee [Messrs. Kegerreis (Chairman), Manning and Tatar], which met twice in fiscal 2001. Each director attended all of the meetings of the Board of Directors and the committees on which he served in fiscal 2001.

The Audit Committee serves as the representative of the Board for the general oversight of Company affairs in the area of financial accounting and reporting and the underlying internal controls. The Committee meets with Company personnel and with representatives of Ernst & Young LLP, the Company’s independent auditors, to review internal auditing procedures, the annual audit of the Company’s financial statements, and compliance with the Company’s Code of Business Conduct. The Committee reports its findings and recommendations to the Board of Directors. The Audit Committee Charter, adopted by the Board and included as Appendix A to the Company’s 2000 Proxy Statement, more specifically sets forth the duties and responsibilities of the audit committee.

The Compensation Committee develops and administers the Company’s executive compensation policies and programs and sets the compensation of executive officers. The Committee also advises the Board of Directors on the creation, administration or modification of employee compensation policies and procedures.

Director Compensation

Directors who are not employees of the Company received the following compensation in fiscal 2001:

Annual Retainer:	$32,000 (50% is generally paid in restricted shares of the Company which vest after one year)

Committee Chairman Stipend:	$3,000

Stock Options:	2,000 share option granted to each director on the date he is elected to a new term; option price is equal to fair market value on date of election.

SECURITY OWNERSHIP

Directors and Executive Officers

Set forth below is information as of October 19, 2001 concerning common shares of the Company beneficially owned by each director, each executive officer named in the Summary Compensation Table, and directors and executive officers as a group.

	Number of Shares
	Beneficially Owned		Percent of
Individual or Group	as of 10/19/01(1)		Class

Gerald L. Connelly	146,118		1.2%
Robert J. Kegerreis	33,600		(5)
Thomas P. Loftis	43,392	(2)	(5)
William D. Manning	19,456		(5)
Maynard H. Murch IV	3,087,140	(3)	26.2%
Jerome F. Tatar	22,007		(5)
John N. Taylor, Jr.	104,925	(4)	(5)
Kevin J. Brown	20,779		(5)
Hugh E. Becker	30,231		(5)
Milton M. Hernandez	7,260		(5)
Thomas J. Schockman	3,560		(5)
Directors and Executive Officers as a Group (14 persons)	3,588,988		29.7%

(1)	Unless otherwise indicated, total voting power and total investment power are exercised by each individual and/or a member of his household. Shares which a person may acquire within 60 days of October 19, 2001 are treated as “beneficially owned” and the number of such shares included in the table for each person is:

Mr. Connelly — 140,000	Dr. Kegerreis — 6,367	Mr. Loftis — 6,917
Mr. Manning — 10,000	Mr. Murch — 5,334	Mr. Tatar — 10,000
Mr. Taylor — 6,000	Mr. Brown — 19,127	Mr. Becker — 29,500
Mr. Hernandez — 6,667	Mr. Schockman — 3,334
Directors and executive officers as a group — 301,663

(2)	Includes 11,368 shares with respect to which Mr. Loftis has sole voting and shared investment power.

(3)	Includes 32,000 shares with respect to which Mr. Murch has sole voting and shared investment power and 2,994,254 shares beneficially owned by M.H.M. & Co., Ltd. See Footnote (1) in the following section.

(4)	Includes 20,200 shares held of record in the name of K-K Realty Partners, Ltd., of which Mr. Taylor is the general partner.

(5)	Less than 1%.

Principal Shareholders

The only persons known by the Board of Directors of the Company to be beneficial owners of more than 5% of the outstanding common shares of the Company as of October 19, 2001 are listed in the following table:

	Number of Common
	Shares Beneficially
Name and Address	Owned as of 10/19/01	% of Class

M.H.M. & Co., Ltd.(1) 830 Hanna Building Cleveland, OH 44115	2,994,254	25.5%

Brian Fenwick-Smith(2) 13, Boulevard de Suisse MC 98000 Monaco	600,000	5.1%

Lord, Abbett & Co.(3) 90 Hudson Street Jersey City, NJ 07302	985,867	8.4%

WEDGE Capital Management L.L.P.(4) 2920 One First Union Center 301 South College Street Charlotte, NC 28202	816,200	6.9%

Wellington Management Company, LLP(5) 75 State Street Boston, MA 02109	965,900	8.2%

(1)	M.H.M. & Co., Ltd. is an Ohio limited partnership (the “Partnership”). Maynard H. Murch Co., Inc. is the managing general partner, and Thomas P. Loftis is the other general partner, of the Partnership. Partnership decisions with respect to the voting and disposition of Company shares are determined by Maynard H. Murch Co., Inc., whose board of directors is comprised of Maynard H. Murch IV and Robert B. Murch, who are brothers, and Creighton B. Murch, who is their first cousin.

(2)	The Company issued these shares to Mr. Fenwick-Smith on August 31, 2001 in connection with its purchase from him of Romaco N.V.

(3)	Lord, Abbett & Co. is a registered investment advisor.

(4)	WEDGE Capital Management L.L.P. is a registered investment advisor.

(5)	Wellington Management Company, LLP is a registered investment advisor, and the information is presented as of June 30, 2001. Of the shares listed, it has shared power to vote 718,800 shares and shared power to dispose of 965,900 shares.

COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors develops and administers the compensation policies and programs and sets the compensation of executive officers of the Company. The Committee members are three directors who are not present or former employees of the Company.

Objectives and Policies

The Committee seeks to:

•	Attract and retain talented executives critical to the long-term success of the Company;

•	Offer total compensation programs which compare favorably to those of global industrial companies similar to the Company;

•	Tie compensation to the Annual Business Plan and progress on long-term goals;

•	Reward both Company and individual performance; and

•	Link executive’s goals with those of shareholders.

Tax Deductibility of Compensation. Because certain executives could realize more than $1,000,000 in compensation in one year due to payout of long-term incentives and option exercises, the Committee addressed the $1,000,000 annual limitation on deductibility for federal income tax of compensation paid to executives named in the “Summary Compensation Table,” which follows this report. In 1996, shareholders approved the Company’s Senior Executive Annual Cash Bonus Plan, and such plan is being submitted to shareholders this year for re-approval. In 1999 shareholders approved the 1999 Long-Term Incentive Stock Plan. Incentive compensation paid to the Company’s executives as cash bonuses, performance shares, and stock options should normally be deductible for federal income taxes.

Types of Compensation

The Company pays two types of compensation:

•	Annual compensation — includes base salary and a cash bonus if certain financial targets are achieved; and

•	Long-term compensation — includes annual stock option grants, which are only valuable if the Company’s stock price increases and restricted shares, which are only granted to executives if a specified three-year goal is met.

Annual Compensation

Base Salary. The Company pays executives a salary each year which it believes is competitive with salaries paid by other industrial companies similar to the Company based on survey data of independent compensation consultants. The Committee reviews this survey data and periodically adjusts the Company’s management salary structure to maintain salary ranges at or slightly above the survey median. Individual salaries, which are considered annually, may be adjusted to reflect changes in the Company’s salary structure, individual performance during the preceding year as well as overall Company performance.

Annual Cash Bonus Opportunity. Executives can earn a cash bonus each year. For fiscal 2001, the bonuses were calculated as follows:

•	Available bonuses at targeted performance levels ranged from 25% to 50% of base salary; executives with higher positions on the Company’s position evaluation system were eligible for a larger bonus percentage, effectively making more of their total compensation dependent on performance.

•	Performance measures and the respective weighting assigned to each were:

—	Consolidated sales growth (33.3%)
—	Earnings per share growth (33.3%)
—	Controllable asset management (cash conversion cycle) (33.3%)

•	Bonuses were paid at approximately 97% of targeted percentages based on actual performance achievements for fiscal 2001.

Long-Term Compensation Incentives

The Company’s executives make strategic business decisions, which are ultimately successful, only if they increase shareholder value. The Committee believes a significant portion of executive compensation should be tied to increases in shareholder value and paid in Company stock. To accomplish this, the Committee uses stock options and restricted shares as long-term incentives.

Stock Options. The Committee annually grants stock options to executives under the Company’s 1999 Long-Term Incentive Stock Plan. The option price is the fair market value of a Company share on the date of grant. Options generally become exercisable over a three-year period and expire 10 years after grant. The Committee determines the number of shares, if any, to be granted to each executive based on:

•	Executive’s ability to impact the Company’s long-term financial results;

•	Executive’s recent performance; and

•	Importance of executive to the Company achieving its long-term goals.

Performance Shares. At the beginning of fiscal 2000, the Committee awarded performance units to executives. The number of performance units, which convert to restricted shares earned, is directly related to the total shareholder return for the Company over the three-year period ending August 31, 2002 compared to the total shareholder return for companies in the Russell 2000 Company Group Index (“Index”) for the same period. No restricted shares are earned unless the total shareholder return for the Company for the three-year period is at least equal to the median return for companies in the Index.

Compensation of Chief Executive Officer

In determining Mr. Connelly’s total compensation, the Committee considers the Company’s financial results, his leadership in developing and executing the Company’s strategic plan, and his role in the Company’s acquisition program.

The Committee increased Mr. Connelly’s salary in October 2000 from $420,000 to $445,000. Mr. Connelly, as a participant in the annual cash bonus plan, had a target award at 50% of his base salary for fiscal 2001. Based on the Company’s performance achievements relative to the financial performance measures applicable for fiscal 2001, Mr. Connelly was paid a bonus of $215,825.

During fiscal 2001, the Committee granted Mr. Connelly options to purchase 30,000 common shares. This represents the normal annual grant under the 1999 Long-Term Incentive Stock Plan for the President and Chief Executive Officer. In determining the size of the award, the Committee evaluated the accomplishments of major strategic objectives as well as Mr. Connelly’s potential for influencing future results. Consideration was also given to the relationship of previous grants and his total number of outstanding options.

The Committee believes its compensation policies and program for executive officers, including the Chief Executive Officer, effectively tie executive compensation to the Company’s performance and shareholder value.

THE COMPENSATION COMMITTEE

Robert J. Kegerreis, Chairman William D. Manning Jerome F. Tatar

EXECUTIVE COMPENSATION

The following sections show compensation information relating to the Chief Executive Officer and the next four most highly compensated executive officers of the Company at August 31, 2001. The information is presented on a fiscal year basis.

Summary Compensation Table

				Long-Term
		Annual		Compensation
		Compensation		Awards

Name and				Number of Shares	All Other
Principal Position	Year	Salary	Bonus	Underlying Options	Compensation(1)

Gerald L. Connelly,	2001	$445,000	$215,825	30,000	$5,640
President and	2000	420,000	184,400	30,000	4,200
Chief Executive Officer	1999	400,000	–0–	30,000	4,000
Kevin J. Brown,	2001	$187,000	$72,556	15,000	$3,785
Vice President and	2000	161,667	61,600	15,000	3,115
Chief Financial Officer	1999	125,000	–0–	5,000	1,731
Hugh E. Becker,	2001	$187,000	$63,487	10,000	$5,885
Vice President, Investor	2000	178,000	54,824	10,000	4,125
Relations and Human	1999	169,000	–0–	10,000	2,340
Resources
Milton M. Hernandez,	2001	$185,000	$62,808	17,500	$4,835
Group Vice President and	2000	72,917	22,458	15,000	969
President, Robbins & Myers
Europe(2)
Thomas J. Schockman,	2001	$119,000	$28,858	–0–	$4,281
Controller(2)	2000	65,625	14,437	10,000	1,246

(1)	All amounts presented are Company contributions under its Employee Savings Plan.

(2)	Mr. Hernandez was first employed by the Company on April 4, 2000 and Mr. Schockman on January 31, 2000.

Fiscal 2001 Stock Option Grants

The following table presents information concerning stock options granted in fiscal 2001 to the persons named in the Summary Compensation Table. The table also shows the hypothetical gains that would exist for the options at the end of their ten-year terms, assuming annual compound rates of stock appreciation of 5% and 10%. The actual future value of the options will depend on the market value of the Company’s common shares.

	Individual Grants(1)

					Potential Realizable Value
	Number of	% of Total			at Assumed Annual Rates
	Shares	Options			of Stock Price Appreciation
	Underlying	Granted to			for Option Term(2)

	Options	Employees in	Exercise	Expiration
Name	Granted	Fiscal 2001	Price	Date	5%	10%

Gerald L. Connelly	30,000	21.0%	$27.75	6/25/11	$523,555	$1,326,790
Kevin J. Brown	15,000	10.5%	$27.75	6/25/11	$261,777	$663,950
Hugh E. Becker	10,000	7.0%	$27.75	6/25/11	$174,518	$442,264
Milton M. Hernandez	17,500	12.2%	$27.75	6/25/11	$305,407	$773,961
Thomas J. Schockman	-0-	—	—	—	—	—

(1)	Under the Company’s option plans, one-third of the shares subject to an option may be purchased one year after the date of grant, two-thirds after two years, and 100% after three years and the options have a 10-year term.

(2)	The dollar amounts under these columns are the result of calculations at the 5% and 10% rates, assuming annual compounding, prescribed by rules of the Securities and Exchange Commission and are not intended to forecast possible appreciation, if any, of the Company’s share price.

Option Exercises in Fiscal 2001 and Fiscal Year-End Option Values

The following table presents information concerning all exercises of options to purchase Company shares during fiscal 2001 by the persons named in the Summary Compensation Table and the value of all unexercised options at August 31, 2001.

			Number of Shares		Value of Unexercised
			Underlying Unexercised		In-The-Money
			Options at 8/31/01		Options at 8/31/01(2)

	Shares Acquired	Value
Name	On Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Gerald L. Connelly	-0-	-0-	140,000	60,000	$1,209,320	$200,200
Kevin J. Brown	-0-	-0-	18,833	26,667	$93,332	$89,668
Hugh E. Becker	-0-	-0-	29,500	20,000	$101,385	$66,735
Milton M. Hernandez	-0-	-0-	6,667	30,833	$45,218	$86,025
Thomas J. Schockman	-0-	-0-	3,334	6,666	$23,871	$47,729

(1)	Represents the excess of the market value of the acquired shares on the dates of exercise over the aggregate option price paid.

(2)	Represents the excess of the market value at August 31, 2001 of the shares subject to the options over the aggregate option exercise price.

Pension Plan

The Company has a noncontributory, defined benefit pension plan for officers and other salaried employees (the “Pension Plan”). The Company calculates retirement benefits under the Pension Plan on the basis of the employee’s average annual compensation for the five highest years during the employee’s last ten years of employment with reductions for credited years of service less than 35. The maximum annual retirement benefit that the Company can pay under the Pension Plan to any participant as a result of limitations imposed under the Internal Revenue Code is presently $140,000.

Compensation for the purpose of calculating retirement benefits includes salary and bonuses (exclusive of deferred incentive compensation). The total amount of such compensation for executive officers for fiscal 2001 is presented in the Summary Compensation Table under the heading “Annual Compensation.”

The Company also has a Supplemental Pension Plan (the “Supplemental Plan”) which provides supplemental retirement benefits for Messrs. Connelly, Brown, Hernandez, Becker, and other key employees as they obtain eligibility under the criteria established by the Board for participation in the plan. The supplemental retirement benefit is provided under terms and conditions similar to those under the Pension Plan except the Supplemental Plan allows for the crediting of additional years of service by the Committee. The supplemental retirement benefit is equal to the excess of (i) the benefit that would have been payable to the employee under the Pension Plan without regard to certain annual retirement income and benefit limitations imposed by federal law and at the years of service credited under the Supplemental Plan over (ii) the benefit payable to the employee under the Pension Plan.

The following table shows the estimated maximum annual retirement benefits payable at normal retirement (age 65) under the Pension Plan and Supplemental Plan at selected compensation levels after various years of service. The credited years of service for the current executive officers named in the Summary Compensation Table is: Mr. Connelly — 10, Mr. Brown — 6, Mr. Hernandez — 1, Mr. Becker — 25, and Mr. Schockman — 1. Amounts shown are straight life annuity amounts. These amounts are not reduced to take into account Social Security benefits paid to the employee.

	Estimated Annual Retirement Benefits
	For Specified Years of Service

Final Average
Compensation	15 Years	20 Years	25 Years	30 Years	35 Years

$250,000	$51,418	$68,543	$85,668	$102,793	$119,876

300,000	61,919	82,544	103,170	123,796	144,379

350,000	72,418	96,544	120,669	144,794	168,878

400,000	82,918	110,543	138,168	165,793	193,376

500,000	103,918	138,544	173,169	207,794	242,378

600,000	124,919	166,544	208,170	249,796	291,379

700,000	144,264	192,348	240,444	288,528	336,624

Other

The Company has agreed to pay Mr. Connelly one year’s salary in the event the Company terminates his employment as Chief Executive Officer for reasons other than misconduct. If such termination occurs within three years after a change of control of the Company (as defined in the agreement) his salary continues for a three-year period.

PERFORMANCE GRAPH

The following graph compares the cumulative total return to shareholders on the Company’s common shares for its last five fiscal years with the cumulative total return of the Russell 2001 Company Group Index and the S&P Diversified Machinery Index for the same periods. The graph depicts the value on August 31, 2001 of a $100 investment made on August 31, 1996 in Company shares and each index, with all dividends reinvested.

Performance Graph Data	8/96	8/97	8/98	8/99	8/00	8/01

Robbins & Myers, Inc.	100	149	109	109	112	135
Russell 2000	100	129	104	133	170	149
S&P Machinery (Diversified)	100	153	109	148	122	136

AMENDMENT TO THE 1999 LONG-TERM INCENTIVE STOCK PLAN

Shareholders approved the Company’s 1999 Long-Term Incentive Stock Plan (the “Plan”) on December 8, 1999. At the Annual Meeting, shareholders will vote on a proposed amendment to increase the number of shares available for issuance under the Plan from 550,000 to 1,100,000. Approval of the amendment requires the affirmative vote of the holders of a majority of the outstanding common shares present, in person or by proxy, and entitled to vote at the meeting. The Board of Directors recommends that you vote FOR approval of the amendment.

The Plan provides for the grant of options and other long-term incentive stock awards to key employees of the Company and its subsidiaries. The Plan is the only vehicle available to the Company for the granting of stock-based compensation. Currently, there are 218,200 shares available for the grant of awards. The Board believes adoption of the amendment provides the Company Compensation Committee, which administers the Plan, the continuing flexibility necessary to design and implement performance-based compensation utilizing stock incentives.

A description of the essential features of the Plan appears below. The Company will provide you a copy of the full text of the Plan upon request directed to the Company, either by telephoning 937-222-2610, or by writing Robbins & Myers, Inc., 1400 Kettering Tower, Dayton, Ohio 45423, Attention: Secretary.

General Information Regarding the Plan

Administration. The Plan is administered by the Company’s Compensation Committee, which is comprised of three directors of the Company. Committee members must be non-employee directors and outside directors. This means, among other things, that they cannot be current or former Company officers. The Committee has full authority under the Plan to determine the types and terms of awards and to interpret and administer the Plan. The Committee may grant incentive awards in the form of stock options, performance share awards, and restricted stock awards.

Shares Available Under the Plan. If the amendment is approved, an additional 550,000 shares will be available for issuance under the Plan. Under the Plan, the Company may issue authorized and unissued shares or deliver treasury shares as awards. If there is a stock split, stock dividend or other relevant change affecting the Company’s shares, the Committee makes appropriate adjustments in the maximum number of shares issuable under the Plan and subject to outstanding awards.

On October 19, 2001 (the record date for the Annual Meeting), the closing price of a common share of the Company on the New York Stock Exchange Composite Tape was $26.62.

Eligibility and Award Limits. Awards may be made to employees of the Company and its subsidiaries. In determining which key employees will receive awards, the Committee considers such factors as it deems relevant in order to promote the purposes of the Plan. As of October 19, 2001, 89 employees held awards under the Plan.

The Plan contains annual limits on awards to individual participants. In any calendar year, the maximum number of shares that may be subject to options granted to any participant is 100,000; also, no participant may be awarded in any calendar year restricted shares with a value of more than $500,000 at the time of award, or performance shares with a value of more than $1,000,000 at the time of award.

Amendment and Termination of the Plan. The Board may terminate or amend the Plan as it deems advisable. Unless shareholders approve, however, no amendment may increase the maximum number of shares subject to the Plan, permit the granting of options at a price less than the fair market value of a share on the date of grant, or materially modify the requirements as to eligibility for participation in the Plan. Unless sooner terminated, the Plan expires on October 5, 2009.

Types of Awards

Stock Options. The Committee may grant options qualifying as incentive stock options under the Internal Revenue Code of 1986, as amended (the “Code”), and nonqualified stock options. The term of an option may not exceed ten years. The option price per share may not be less than the fair market value of a Company share on the date of grant. The Committee does not have the right to amend an outstanding option grant for the purpose of reducing its exercise price.

The option price is payable either in cash, by delivery to the Company of shares of the Company already owned by the optionee, or by any combination of such methods of payment. Under the Plan, an optionee may use shares received upon the exercise of a portion of an option to pay the exercise price for additional portions of the option.

The Committee may provide that an option is exercisable at any time during its term, or only with respect to a stated number of shares over staggered periods. An option may only be exercised while the optionee is employed by the Company or a subsidiary of the Company or within 30 days after cessation of the optionee’s employment if the reason for cessation of employment is other than disability, retirement, or death. In the case of disability, normal retirement, or death, an option may be exercised to the extent it was exercisable on the date the optionee ceased to be employed by the Company for the lesser of three years after termination of employment or the remaining term of the option. In the event of a change of control of the Company (as defined in the Plan), any option which is not then exercisable, automatically becomes exercisable.

Restricted Share Awards. The Committee may also issue or transfer shares under a restricted share award. The grant of the award sets forth a restriction period during which the grantee must remain in the employ of the Company. If the grantee’s employment terminates during the period, the grant would terminate and the grantee must return the shares to the Company. However, the Committee may provide complete or partial exceptions to this requirement as it deems equitable. The grantee could not dispose of the shares prior to the expiration of the restriction period. During this period, the grantee is entitled to vote the shares and, at the discretion of the Committee, receive dividends.

Performance Awards. The Committee may grant performance awards under which payment is made, in the Committee’s discretion, in shares, or a combination of shares and cash if the performance of the Company or any subsidiary or division of the Company selected by the Committee meets certain goals established by the Committee during an award period. The Committee determines the goals, the length of an award period, the maximum payment value of an award, and the minimum performance required before a payment is made. Except for performance awards intended as “performance-based compensation” under Section 162(m) of the Code, the Committee may revise the goals and the computation of payment at any time to account for unforeseen events which occur during an award period and which have a substantial effect on the performance of the Company, subsidiary or division. In order to receive payment, a grantee must remain in the employ of the Company until the completion of the award period, except that the Committee may provide complete or partial exceptions to that requirement as it deems equitable.

Performance-based Compensation. Section 162(m) of the Code limits the amount of the deduction that the Company may take on its federal income tax return for compensation paid to any of the Named Executive Officers in the Summary Compensation Table (the Code refers to these officers as “covered employees”). The limit is $1 million per covered employee per year, with certain exceptions. This deductibility cap does not apply to “performance-based compensation,” if approved by shareholders. Options granted under the Plan will qualify as performance-based compensation and other Incentive Awards may also qualify if the Committee so designates the other Incentive Awards as performance-based compensation and administers the Plan with respect to these designated awards in compliance with Section 162(m) of the Code.

The Plan contains a number of measurement criteria that the Committee may use to determine whether and to what extent any covered employee has earned a Performance Share or Restricted Share Award. The measurement criteria that the Committee may use to establish specific levels of performance goals include any one or a combination of the following: level of sales, earnings per share, income before income taxes and cumulative effect of accounting changes, income before cumulative effect of accounting changes, net income, return on assets, return on equity, return on capital employed, total stockholder return, market valuation, cash flow and completion of acquisitions. The foregoing criteria have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); expenses for restructuring or productivity initiatives; non-operating items; acquisition expenses; and effects of divestitures. Any such performance criterion or combination of such criteria may apply to a participant’s award opportunity in its entirety or to any designated portion of the award opportunity, as the Committee may specify.

The Committee may set performance goals based on the achievement of specified levels of corporate-wide performance or performance of a Company subsidiary or business unit in which the participant works. The Committee may make downward adjustments in the amounts payable under an award, but it may not increase the award amounts or waive the achievement of a performance goal.

Federal Income Tax Consequences

Stock Options. The grant of an incentive stock option or a nonqualified stock option does not result in income for the grantee or in a deduction for the Company.

The exercise of a nonqualified stock option results in ordinary income for the optionee and a deduction for the Company measured by the difference between the option price and the fair market value of the shares received at the time of exercise. Tax withholding by the Company is required.

Except to the extent of the alternative minimum tax, the exercise of an incentive stock option does not result in income to the grantee. If the grantee (i) does not dispose of the shares within two years after the date of grant and one year after the transfer of shares upon exercise (the “holding periods”) and (ii) is an employee of the Company or a subsidiary of the Company from the date of grant until three months before the exercise, favorable tax consequences are available. If these requirements are met, the optionee’s cost basis in the shares is the option price and any gain upon disposition is taxed to the employee as long-term capital gain. The excess of the market value of a share on the exercise date over the option price of an incentive stock option is taken into account on the exercise date for alternative minimum tax purposes and is potentially subject to such tax.

If the grantee disposes of the shares acquired upon exercise of an incentive stock option prior to the expiration of the holding periods, the grantee recognizes ordinary income and the Company is entitled to a deduction, that is, in general, equal to the lesser of (i) the fair market value of the shares on the exercise date minus the option price or (ii) the amount realized on disposition minus the option price. Any gain in excess of the ordinary income portion is taxable as long-term or short-term capital gain.

Performance Awards. The grant of a performance award does not result in income to the grantee or in a deduction to the Company. Upon the receipt of shares or cash under a performance award, the grantee recognizes ordinary income and the Company is entitled to a deduction measured by the fair market value of the shares and the amount of any cash received. Income tax withholding by the Company is required.

Restricted Share Awards. The grant of a restricted share award does not result in income for the grantee or in a deduction for the Company for federal income tax purposes assuming the shares transferred are subject to restrictions resulting in a “substantial risk of forfeiture” as intended by the Company. Dividends paid to the grantee while the shares remained subject to restriction are treated as compensation for federal income tax purposes. At the time the restrictions lapse, the grantee receives ordinary income, and the Company is entitled to a deduction measured by the fair market value of the shares at the time of lapse. Income tax withholding by the Company is required.

Elective Share Withholding. An employee may elect to have shares withheld in an amount required to satisfy the minimum federal, state, and local withholding requirements upon the exercise of a nonqualified stock option, the vesting of restricted stock award, the payment of a performance share award or any other taxable event. The Committee may, however, adopt guidelines limiting or restricting the use of shares as a method of payment of withholding taxes.

RE-APPROVAL OF SENIOR EXECUTIVE ANNUAL CASH BONUS PLAN

The Board of Directors of the Company normally seeks to implement compensation programs in a manner which maximizes the deductibility for federal income taxes of compensation paid by the Company. Accordingly, in 1996 the Board adopted, and the stockholders approved on December 11, 1996, the Senior Executive Annual Cash Bonus Plan (the “Plan”). The Plan is designed to qualify the amounts paid under its terms to the Company’s senior executive officers as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code (the “Code”). This qualification allows amounts awarded under the Plan to be deductible by the Company for federal income tax purposes, even if, when combined with other compensation, the award causes the compensation of any Named Executive Officer to exceed $1 million. The Code requires that the Plan be re-approved by the Company’s shareholders every five years.

Re-approval of the Plan requires the affirmative vote of the holders of a majority of the common shares represented, in person or by proxy, and entitled to vote at the Annual Meeting. The Board of Directors recommends a vote FOR re-approval of the Plan.

A description of the essential features of the Plan appears below. The Company will provide you a copy of the full text of the Plan upon request directed to the Company, either by telephoning 937-222-2610, or by writing Robbins & Myers, Inc., 1400 Kettering Tower, Dayton, Ohio 45423, Attention: Secretary.

Payment of any awards under the Plan relating to services to be performed in fiscal year 2002 and thereafter is contingent on re-approval of the Plan by shareholders. If such approval is not obtained, no such future awards will be paid, although other incentive awards may be paid at the discretion of the Committee (as hereinafter defined).

Under Section 162(m) of the Code, the amount which the Company may deduct on its tax returns for compensation paid to certain “covered employees” (generally the chief executive officer and the four highest paid executive officers other than the chief executive officer) in any taxable year is generally limited to $1 million per individual. However, compensation that qualifies as “performance-based compensation” is not subject to the $1 million deduction limit. In order for compensation to qualify as “performance-based” for this purpose, it must meet certain conditions, one of which is that the material terms of the performance goals under which the compensation is to be paid must be disclosed to and approved by shareholders, and thereafter approved every five years that the Plan continues in effect.

The persons who are eligible to be selected to participate in the Plan are employees of the Company and its subsidiaries who are executive officers of the Company and whose annual incentive compensation for any taxable year of the Company the Committee anticipates would not be deductible by the Company in whole or in part unless the incentive compensation qualifies as “performance-based” under Section 162(m)(4)(C) of the Code, including members of the Board of Directors who are such employees. Based on this eligibility standard, only Mr. Connelly is eligible to be selected to participate at the present time. Other employees of the Company and its subsidiaries may be eligible to earn lower amounts of annual incentive compensation under other arrangements that are generally less restrictive than the Plan. However, a larger or smaller number of persons may be eligible to be selected to participate in the Plan in the future, depending on the compensation levels and the character of the compensation payable to the Company’s executive officers in the future. Under the Plan, the Compensation Committee of the Board of Directors, or another committee designated by the Board and consisting exclusively of “outside directors” within the meaning of Section 162(m) of the Code (the “Committee”), selects participants in the Plan, determines the amount of their award opportunities, selects the performance criteria and the performance goals for each year, and administers and interprets the Plan. An eligible employee may (but need not) be selected to participate in the Plan each year.

No later than 90 days after the commencement of each year (or by such other deadline as may apply under Code Section 162(m)(4)(C) or the Treasury Regulations thereunder), the Committee will select the persons who will participate in the Plan in such year and establish in writing the performance goals for that year as well as the method for computing the amount of compensation which each such participant will be paid if such goals are attained in whole or in part. Such method will be stated in terms of an objective formula or standard that precludes discretion to increase the amount that will be due upon attainment of the goals. The Committee retains discretion under the Plan to reduce an award at any time before it is paid.

The maximum amount of compensation that may be paid under the Plan to any participant for any year is equal to the lesser of 150% of the participant’s base salary or $750,000.

Under the Plan, the performance goals for any year may be based on any of the following criteria, either alone or in any combination, and on either a consolidated or business unit level, and may include or exclude discontinued operations and acquisition expenses (e.g., pooling of interests), as the Committee may in each case determine: level of sales, earnings per share, income before income taxes and the cumulative effect of accounting changes, income before the cumulative effect of accounting changes, net income, return on assets, return on equity, return on capital employed, total shareholder return, market valuation, cash flow and completion of acquisitions. The foregoing terms shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); expenses for restructuring or productivity initiatives; non-operating items; acquisition expenses (e.g., pooling of interests); and effects of acquisitions or divestitures. Any of the foregoing criteria may apply to a participant’s award opportunity for any year in its entirety or to any designated portion of the award opportunity, as the Committee may specify.

The performance goals that have been established by the Committee for fiscal 2002 are based equally on three performance measures: sales growth, earnings per share growth, and asset management. The Committee has determined that the three items shall be calculated in accordance with generally accepted accounting principles, consistently applied, and shall exclude the effects of acquisitions, disposals, significant reorganizations, and debt or equity financings. Under the Plan, the Committee may use the same criterion or such other criterion as set forth in the Plan for awards in future years.

Awards may be paid under the Plan for any year only if and to the extent the awards are earned on account of the attainment of the performance goals applicable to such year and the participant is continuously employed by the Company throughout such year. The only exceptions to the continued employment requirement are if employment terminates by reason of death or disability during a year, in which case a prorated award may be paid after the close of the year, or if a Change of Control (as defined in the Company’s 1999 Long-Term Incentive Stock Plan) occurs during a year, in which case a prorated award will be paid at the time of the Change of Control based on the participant’s projected award for the year in which the Change of Control occurs (as determined by the Committee). If a participant’s employment terminates for any reason other than death or disability during a year, any award for such year will be forfeited. However, a prorated award may also be paid after the year if employment terminates by retirement during the year, but only if such a payment will not prevent awards from qualifying as “performance-based” compensation in the absence of any termination of employment.

Unless the Committee provides otherwise, all payments pursuant to the Plan are to be made in cash when the Committee certifies that the performance goals for the year have been satisfied.

The Plan has been in effect since September 1, 1996 and will, if approved at this Annual Meeting, continue in effect for subsequent years unless and until terminated by the Committee in accordance with the provisions of the Plan. The Board may amend or terminate the Plan without shareholder approval at any time. For fiscal 2002, Mr. Connelly is the only participant in the Plan. While the actual amounts payable under the Plan for fiscal 2002 are not determinable, the Committee has set the maximum award opportunity under the Plan for fiscal 2002 at $667,500. The maximum award under the Plan is only earned if specified performance criteria fixed by the Committee are attained, the Committee does not exercise its discretion to reduce the maximum award opportunity, and the participant remains in the Company’s employment for the entire year.

In fiscal 2001, Mr. Connelly was the only participant in the Plan, and the Committee awarded him $215,825 based on the Company’s results with respect to three performance measures — sales growth, earnings per share growth, and effective asset management.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The Audit Committee is comprised of three members of the Company’s Board of Directors. Each member of the Audit Committee is independent as “independence” is defined at Sections 303.01(B)(2)(a) and (B)(3) of the New York Stock Exchange’s listing standards. The duties and responsibilities of the Audit Committee are set forth in the Audit Committee Charter, which the Board of Directors adopted on March 21, 2001. A copy of the Charter was included as Appendix A to the Company’s Proxy Statement for its Annual Meeting of Shareholders held on December 13, 2000. The Audit Committee, among other things, recommends to the Board of Directors (i) that the audited financial statements be included in the Company’s Annual Report on Form 10-K and (ii) the selection of the independent auditors to audit the books and records of the Company.

The Audit Committee has (i) reviewed and discussed the Company’s audited financial statements for the fiscal year ended August 31, 2001 with the Company’s management and with the Company’s independent auditors; (ii) discussed with the Company’s independent auditors their judgments as to the quality, not just acceptability of the Company’s accounting principles, and the matters required to be discussed by SAS 61 (Codification for Statements on Auditing Standards); and (iii) received and discussed the written disclosures and the letter from the Company’s independent auditors required by Independence Standards Board Statement No. 1 (Independence discussions with Audit Committees). Based on such review and discussions with management and the independent auditors, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2001 for filing with the U.S. Securities and Exchange Commission.

THE AUDIT COMMITTEE

John N. Taylor, Jr., Chairman Robert J. Kegerreis William D. Manning

APPOINTMENT OF INDEPENDENT AUDITORS

Ernst & Young LLP served as the Company’s independent auditors during the fiscal year ended August 31, 2001. A representative of Ernst & Young is expected to be present at the Annual Meeting with the opportunity to make a statement if he desires to do so and to respond to appropriate questions from shareholders.

In addition to rendering audit services during fiscal 2001, Ernst & Young performed other non-audit services (primarily acquisition and tax related services) for the Company and its consolidated subsidiaries. The Company paid the following fees to Ernst & Young for services rendered during fiscal 2001:

Audit Fees	$570,700
Financial Information Systems

Design and Implementation Fees	$-0-

All Other Fees	$381,325

In recommending to the Board that Ernst & Young serve as the Company’s independent accountants for fiscal 2002, the Audit Committee reviewed past audit results and the non-audit services performed during fiscal 2001 and proposed to be performed during fiscal 2002. In selecting Ernst & Young, the Audit Committee carefully considered the impact of such services on Ernst & Young’s independence. The Audit Committee has determined that the performance of such non-audit services did not affect the independence of Ernst & Young. Ernst & Young has advised the Company that Ernst & Young is in compliance with all rules, standards and policies of the Independence Standards Board and the Securities and Exchange Commission governing auditor independence.

Subject to ratification by the shareholders, the Board of Directors of the Company has selected Ernst & Young as independent auditors for the Company for the fiscal year ending August 31, 2002. The Board recommends a vote “FOR” the proposal to ratify such selection. In the event shareholders do not approve the selection of Ernst & Young, the Board will seek to determine from shareholders the principal reasons Ernst & Young was not approved, evaluate such reasons, and consider whether, in view of the circumstances, a different firm of independent auditors should be selected for fiscal 2002.

OTHER MATTERS

The Board of Directors does not know of any matters to be presented at the meeting other than those mentioned above. However, if other matters should properly come before the meeting, or any adjournment thereof, it is intended that the Board’s proxy agents will vote the proxies in their discretion.

The Company will bear the cost of soliciting proxies. In addition to the use of the mails, certain officers, directors, and regular employees of the Company may solicit proxies by telephone or personal interview. The Company will request brokerage houses, banks and other persons to forward proxy material to the beneficial owners of shares held of record by such persons.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers of the Company and owners of more than 10% of the Company’s common shares to file an initial ownership report with the Securities and Exchange Commission and a monthly or annual report listing any subsequent change in their ownership of common shares. The Company believes, based on information provided to the Company by the persons required to file such reports, that all filing requirements applicable to such persons during the period from September 1, 2000 through August 31, 2001, were met, except that the Company inadvertently omitted to file form 4 reports on behalf of Messrs. Kegerreis, Manning, Raiteri, Taylor and Tatar at the time they exercised Company granted options.

SHAREHOLDER PROPOSALS

If you intend to submit a proposal for inclusion in the Company’s proxy statement and form of proxy for the 2002 Annual Meeting of Shareholders, the Company must receive the proposal at 1400 Kettering Tower, Dayton, Ohio 45423, Attention: Corporate Secretary, on or before July 10, 2002. The 2002 Annual Meeting of Shareholders is presently scheduled to be held on December 11, 2002.

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly by a shareholder at the 2002 Annual Meeting, management will be able to vote proxies in its discretion if the Company: (i) receives notice of the proposal before the close of business on September 24, 2002 and advises shareholders in the 2002 proxy statement about the nature of the matter and how management intends to vote on such matter or (ii) does not receive notice of the proposal before the close of business on September 24, 2002.

The Company’s Code of Regulations, which is available upon request to the Corporate Secretary, provides that nominations for director may only be made by the Board of Directors (or an authorized board committee) or a shareholder entitled to vote who sends notice of the nomination to the Corporate Secretary not fewer than 50 days nor more than 75 days prior to the meeting date. Such notice is required to contain certain information specified in the Company’s Code of Regulations. For a nominee of a shareholder to be eligible for election at the 2002 Annual Meeting, the shareholder’s notice of nomination must be received by the Corporate Secretary between September 28, 2002 and October 22, 2002. This advance notice period is intended to allow all shareholders to have an opportunity to consider nominees expected to be considered at the meeting.

All submissions to, or requests from, the Corporate Secretary should be sent to Robbins & Myers, Inc., 1400 Kettering Tower, Dayton, Ohio 45423

By Order of the Board of Directors,

Joseph M. Rigot
Secretary

Appendix A

As Proposed to be Amended by Shareholders
On December 12, 2001

ROBBINS & MYERS, INC.

1999 LONG-TERM INCENTIVE STOCK PLAN

1999 LONG-TERM INCENTIVE STOCK PLAN, AS AMENDED

Section 1. Purpose

      The purpose of this 1999 Long-Term Incentive Stock Plan (the “Plan”) is to promote the long-term success of Robbins & Myers, Inc. (the “Company”) by providing financial incentives to key employees of the Company and its subsidiaries who are in positions to make significant contributions toward such success. The Plan is designed to attract individuals of outstanding ability to employment with the Company and its subsidiaries and to encourage key employees to acquire a proprietary interest in the Company through stock ownership, to continue employment with the Company and its subsidiaries, and to render superior performance during such employment. To accomplish the purposes of the Plan, the Board of Directors of the Company establishes the Plan and authorizes the Committee referred to in Section 4 to administer the Plan in such manner and on such conditions as it deems appropriate, subject to the provisions of the Plan.

Section 2. Definitions

      (a) “Board” means the Board of Directors of the Company.

      (b) “Change of Control” means and shall be deemed to have occurred on (i) the date upon which the Company is provided a copy of a Schedule 13D, filed pursuant to Section 13(d) of the Securities Exchange Act of 1934 indicating that a group or person, as defined in Rule 13d-3 under said Act, has become the beneficial owner of 20% or more of the outstanding Voting Shares or the date upon which the Company first learns that a person or group has become the beneficial owner of 20% or more of the outstanding Voting Shares if a Schedule 13D is not filed; (ii) the date of a change in the composition of the Board such that individuals who were members of the Board on the date two years prior to such change (or who were subsequently elected to fill a vacancy in the Board, or were subsequently nominated for election by the Company’s shareholders, by the affirmative vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two year period) no longer constitute a majority of the Board; (iii) the date the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the Voting Shares of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Shares of the surviving entity) at least 80% of the total voting power represented by the Voting Shares of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the date shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

      (c) “Code” means the Internal Revenue Code of 1986, as amended.

      (d) “Committee” means the committee referred to in Section 4.

      (e) “Company” means Robbins & Myers, Inc., an Ohio corporation, and when used with reference to employment of a Participant, Company includes any Subsidiary of the Company.

      (f) “Employee” means any key employee of the Company or any of its Subsidiaries.

      (g) “Fair Market Value” means the average of the high and low prices of a Share on the date when the value of a Share is to be determined, as reported on the New York Stock Exchange-Composite Transactions Tape; or, if no sale of Shares is reported on such date, then the next preceding date on which a sale occurred; or if the Shares are no longer listed on such exchange, the determination of such value shall be made by the Committee in accordance with applicable provisions of the Code and related regulations promulgated under the Code.

      (h) “Gross Misconduct” means engaging in any act or acts involving conduct which violates Company policy or is illegal and which results, directly or indirectly, in personal gain to the individual involved at the expense of the Company or a Subsidiary.

      (i) “Incentive Award” means an Option, Restricted Share Award or Performance Award granted under the Plan.

      (j) “Incentive Stock Option” means an Option that is an Incentive Stock Option, as defined in Section 422 of the Code.

      (k) “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

      (l) “Option” means a right to purchase Shares at a specified price; “Optionee” means the holder of an Option.

      (m) “Participant” means an Employee selected to receive an Incentive Award.

      (n) “Performance Award” means a right to receive Restricted Shares, Shares, cash, or a combination thereof, contingent upon the attainment of performance objectives determined in the discretion of the Committee as more fully set forth at Section 8 hereof.

      (o) “Restricted Share Award” means a right to receive Shares that is nontransferable and subject to substantial risk of forfeiture until specific conditions are met; “Restricted Shares” means Shares which are the subject of a Restricted Share Award; and “Restricted Period” shall have the meaning ascribed to it at Section 7(a).

      (p) “Shares” means the Common Shares of the Company.

      (q) “Subsidiary” means any company more than 50% of the voting stock of which is owned or controlled, directly or indirectly, by the Company.

      (r) “Voting Shares” means any securities of the Company which vote generally in the election of directors of the Company.

Section 3. Shares Subject to the Plan

      (a) Maximum Number-Aggregate. The maximum number of Shares that may be subject to Incentive Awards granted pursuant to the Plan shall be One Million One Hundred Thousand (1,100,000), subject to adjustment in accordance with Section 3(c). The Shares which may be issued pursuant to Incentive Awards may be authorized and unissued Shares or Shares held in the Company’s treasury. In the event of a lapse, expiration, termination, or cancellation of any Incentive Award granted under the Plan without the issuance of Shares or the payment of cash, or if Shares are issued under a Restricted Share Award and are reacquired by the Company as a result of rights reserved upon the issuance thereof, the Shares subject to or reserved for such Incentive Award shall no longer be charged against the 1,100,000 Share maximum and may again be used for new Incentive Awards.

      (b) Maximum Number-Per Employee. The maximum Incentive Awards that may be granted to each Employee in each fiscal year of the Company commencing on or after September 1, 1999, is as follows:

(i) With respect to Options, no more than 100,000 may be subject to options granted in the year;

(ii) With respect to Restricted Shares (not issued in connection with Performance Awards), no more than $500,000 of such Shares may be granted in the year; and

(iii) With respect to Performance Awards, no more than $1,000,000 of Performance Shares or Units may be granted (based on the Fair Market Value of Shares on the date the award is granted, not the date the award is earned or paid).

      (c) Recapitalization Adjustment. In the event of any change affecting the Shares by reason of any share dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of Shares or other corporate change, or any distribution to a holder of Shares other than ordinary cash dividends, the Committee shall make such adjustment, if any, as it may deem appropriate to avoid dilution in the number and kind of shares authorized for issuance under the Plan, in the number and kind of shares covered by Incentive Awards and, in the case of Options, in the option price.

Section 4. Administration

      (a) Committee. The Plan shall be administered by a Committee of the Board, comprised of three or more directors, who shall from time to time be appointed by, and serve at the pleasure of, the Board. Each director serving on the Committee shall be a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934 and an “outside director” within the meaning of Code Section 162(m).

      (b) Authority. The Committee shall have and exercise all the power and authority granted to it under the Plan. Subject to the provisions of the Plan, the Committee shall have authority in its sole discretion from time to time (i) to designate from Employees the persons to whom Incentive Awards are granted; (ii) to prescribe such limitations, restrictions and conditions upon any such awards as the Committee shall deem appropriate, including establishing and administering Performance Goals, as defined in Section 8(a), and certifying whether the Performance Goals have been attained; (iii) to interpret the Plan and to adopt, amend and rescind rules and regulations relating to the Plan; and (iv) to make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Plan.

      (c) Committee Actions. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at a meeting at which a quorum is present, or acts reduced to or approved in writing by all members of the Committee, shall be acts of the Committee. All such actions shall be final, conclusive, and binding. No member of the Committee shall be liable for any action taken or decision made in good faith relating to the Plan or any Incentive Award thereunder.

      (d) Interpretation and Construction. Any provision of this Plan to the contrary notwithstanding, (i) certain designated Incentive Awards under this Plan are intended to qualify as performance-based compensation within the meaning of Code Section 162(m)(4)(C) and (ii) any provision of the Plan that would prevent a designated Incentive Award from so qualifying shall be administered, interpreted and construed to carry out such intention and any provision that cannot be so administered, interpreted and construed shall to that extent be disregarded.

Section 5. Eligibility and Incentive Awards

      (a) Eligible Employees. The Committee may grant Incentive Awards to officers and other key Employees.

      (b) Incentive Awards. Incentive Awards may be granted in any one or more combinations of (i) Incentive Stock Options, (ii) Nonqualified Stock Options, (iii) Restricted Share Awards and (iv) Performance Awards. All Incentive Awards shall be subject to such other terms and conditions as may be established by the Committee. Determinations by the Committee under the Plan, including without limitation, designation of Participants, the form, amount and timing of Incentive Awards, the terms and provisions of Incentive Awards, and the written agreements evidencing Incentive Awards, need not be uniform and may be made selectively among Employees who receive, or are eligible to receive, Incentive Awards hereunder, whether or not such Employees are similarly situated.

      (c) Employment. The Plan and the Incentive Awards granted hereunder shall not confer upon any Employee the right to continued employment with the Company or affect in any way the right of the Company to terminate the employment of an Employee at any time and for any reason.

Section 6. Options

      The Committee may grant Incentive Stock Options and Nonqualified Stock Options and such Options shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:

      (a) Option Price. The option price per Share with respect to each Option shall be determined by the Committee but shall not be less than the Fair Market Value of a Share on the date the Option is granted.

      (b) Period of Option. The period of each Option shall be fixed by the Committee but in no case may an option be exercised more than ten years after the date of its grant.

      (c) Exercise of Option. Subject to the provisions of Section 6(d) relating to continuous employment, an Option may be exercised with respect to all Shares covered thereby or may be exercised with respect to a specified number of Shares over a specified period or periods as determined by the Committee. Any Shares not purchased during a specified period may be purchased thereafter at any time prior to the expiration of the Option unless the Committee determines otherwise. The Committee may at any time remove or alter any restriction on exercise of an Option which was imposed by the Committee.

      (d) Termination of Employment. No Option may be exercised under the Plan unless the Optionee has been continuously employed by the Company from the date of grant of the Option to the date of exercise except that an Option may, subject to the ten year limitation at Section 6(b), be exercised (i) within 30 days after the Optionee ceases to be employed by the Company if the cause of cessation of employment was other than retirement, disability, death or termination of employment by the Company for Gross Misconduct; (ii) within one year of cessation of employment in the case of early retirement except that the Committee may, in its discretion, in the case of early retirement, extend the period of exercise to a date not more than three years after cessation of employment; and (iii) within three years of cessation of employment in the case of normal retirement, death or disability. After termination of employment Options may be exercised only to the extent they could have been exercised on the date of the Optionee’s termination of employment. Whether authorized leave of absence or absence for military or governmental service shall constitute a termination of employment shall be determined by the Committee.

      (e) Limits on Incentive Stock Options. Except as may be permitted by the Code, the Fair Market Value of Shares (determined at the time of grant of Options) as to which Incentive Stock Options held by an Optionee first become exercisable in any calendar year shall not exceed $100,000. In addition, no Incentive Stock Option shall be granted to an Employee who possesses, directly or indirectly (within the meaning of Code Section 424(d)), at the time of grant more than 10% of the combined voting power of all classes of stock of the Company unless the option price is at least 110% of the Fair Market Value of the Shares subject to the Option on the date such Option is granted and such Incentive Stock Option is not exercisable after the expiration of five years from the date of grant.

      (f) Notice of Exercise and Payment. An Option granted under the Plan may be exercised by the Optionee giving written notice of exercise to the Committee. The Option price for the Shares purchased shall be paid in full at the time such notice is given. An Option shall be deemed exercised on the date the Committee receives written notice of exercise, together with full payment for the Shares purchased. The Option price shall be paid to the Company either in cash, by delivery to the Company of Shares already-owned by the Optionee or any combination of cash and such Shares. The Committee may, however, at any time and in its discretion, adopt guidelines limiting or restricting the use of already-owned Shares to pay all or any portion of the Option price. In the event already-owned Shares are used to pay all or a portion of the Option price, the amount credited to payment of the Option price shall be the Fair Market Value of the already-owned Shares on the date the Option is exercised.

      (g) Fractional Shares. No fractional shares shall be issued pursuant to the exercise of an Option, nor shall any cash payment be made in lieu of fractional shares.

      (h) Repricing of Options. Without approval of shareholders of the Company, the option exercise price per share of any previously granted option will not, whether through amendment, cancellation, replacement grants or any other means, be lowered.

Section 7. Restricted Share Awards

      The Committee may issue Shares to an Employee which Shares shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe in connection with the grant of a Restricted Share Award:

      (a) General. With respect to each grant of Restricted Shares, the Committee, in its sole discretion, shall determine the period during which the restrictions set forth at Subsection 7(b) shall apply to the Restricted Shares (the “Restricted Period”).

      (b) Restrictions. At the time of grant of Restricted Shares to an Employee, a certificate representing the number of Shares granted shall be registered in his name but shall be held by the Company for the account of the Employee. The Employee shall have the entire beneficial ownership interest in, and all rights and privileges of a shareholder as to, such Restricted Shares, including the right to receive dividends and the right to vote such Restricted Shares, subject to the following restrictions: (i) subject to Section 7(c), the Employee shall not be entitled to delivery of the Share certificate until the expiration of the Restricted Period; (ii) none of the Restricted Shares may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of during the Restricted Period; and (iii) all of the Restricted Shares shall be forfeited and all rights of the Employee to such Restricted Shares shall terminate without further obligation on the part of the Company unless the Employee remains in the continuous employment of the Company for the entire Restricted Period in relation to which such Restricted Shares were granted, except as provided by Section 7(c). Any Shares received with respect to Restricted Shares as a result of a recapitalization adjustment pursuant to Section 3(b) shall be subject to the same restrictions as such Restricted Shares.

      (c) Termination of Employment.

(i) Retirement. If an Employee ceases to be employed by the Company prior to the end of a Restricted Period by reason of normal retirement under a retirement plan of the Company or the Employee otherwise retires with the consent of the Company, the number of Restricted Shares granted to such Employee for such Restricted Period shall be reduced in proportion to the Restricted Period (determined on a quarterly basis) remaining after the Employee ceases to be an Employee and all restrictions on such reduced number of Shares shall lapse. A certificate for such Shares shall be delivered to the Employee in accordance with the provisions of Section 7(d) hereof. The Committee may, if it deems appropriate, direct that the Employee receive a greater number of Shares free of all restrictions but not exceeding the number of Restricted Shares then subject to the restrictions of Section 7(b).

(ii) Death. If an Employee ceases to be employed by the Company prior to the end of a Restricted Period by reason of death, the Restricted Shares granted to such Employee shall immediately vest in his beneficiary or estate and all restrictions applicable to such Shares shall lapse. A certificate for such Shares shall be delivered to the Employee’s beneficiary or estate in accordance with the provisions of Subsection 7(d).

(iii) All Other Terminations. If an Employee ceases to be an Employee prior to the end of a Restricted Period for any reason other than retirement or death, the Employee shall immediately forfeit all Restricted Shares then subject to the restrictions of Section 7(b) in accordance with the provisions thereof, except that the Committee may, if it finds that the circumstances in the particular case so warrant, allow an Employee whose employment has so terminated to retain any or all of the Restricted Shares then subject to the restrictions of Section 7(b) and all restrictions applicable to such retained shares shall lapse. A certificate for such retained shares shall be delivered to the Employee in accordance with the provisions of Section 7(d).

      (d) Payment of Restricted Shares. At the end of the Restricted Period or at such earlier time as provided for in Subsection 7(c), all restrictions applicable to the Restricted

Shares shall lapse and a Share certificate for a number of Shares equal to the number of Restricted Shares, free of all restrictions, shall be delivered to the Employee or his beneficiary or estate, as the case may be. The Company shall not be required to deliver any fractional Share but will pay, in lieu thereof, the Fair Market Value (measured as of the date the restrictions lapse) of such fractional Share to the Employee or his beneficiary or estate, as the case may be.

Section 8. Performance Awards

      The Committee may grant to Employees Performance Awards which shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe in connection with the grant of a Performance Award:

      (a) Award Period and Performance Goals. The Committee shall determine and include in a Performance Award the period of time during which a Performance Award may be earned (“Award Period”). The Committee shall also establish performance objectives (“Performance Goals”) to be met by the Company, Subsidiary or division during the Award Period as a condition to payment of the Performance Award. The Performance Goals may include minimum and optimum objectives or a single set of objectives.

      With respect to Performance Awards that are intended to qualify as “performance based” within the meaning of Code Section 162(m)(4)(C), the Committee shall (i) select the Employees for such Incentive Awards, (ii) establish in writing the applicable performance goals no later than 90 days after the commencement of the period of service to which the performance goals relates (or such earlier or later date as may be the applicable deadline for compensation payable hereunder to qualify as “performance based” within the meaning of Code Section 162(m)(4)(C)), and (iii) designate the Performance Awards that are to qualify as “performance based” within the meaning of Code Section 162(m)(4)(C).

      The Committee shall establish in writing the Performance Goals for each Award Period commencing on or after September 1, 1999, which shall be based on any of the following performance criteria, either alone or in any combination, on either a consolidated or business unit or divisional level, and which shall include or exclude discontinued operations and acquisition expenses (e.g., pooling of interests), as the Committee may determine: level of sales, earnings per share, income before income taxes and cumulative effect of accounting changes, income before cumulative effect of accounting changes, net income, return on assets, return on equity, return on capital employed, total stockholder return, market valuation, cash flow and completion of acquisitions. The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); expenses for restructuring or productivity initiatives; non-operating items; acquisition expenses (e.g., pooling of interests); and effects of divestitures. Any such performance criterion or combination of such criteria may apply to the participant’s award opportunity in its entirety or to any designated portion or portions of the award opportunity, as the Committee may specify.

      (b) No Discretion. With respect to Performance Awards that are intended to qualify as “performance based” within the meaning of Code Section 162(m)(4)(C), the Committee has no discretion to increase the amount of the award due upon attainment of the applicable performance goals. No provision of this Plan shall preclude the Committee from exercising negative discretion with respect to any award (i.e., to reduce or eliminate the award payable) within the meaning of Treasury Regulation Section 1.162-27(e)(2)(iii)(A).

      (c) Performance Award Earned. The Performance Awards may be expressed in terms of Shares and referred to as “Performance Shares” or “Performance Units,” as the Committee may specify. With respect to each Performance Award, the Committee shall fix the number of allocable Performance Shares or Performance Units. The level of Performance Goals attained will determine the percentage of Performance Shares or Performance Units earned for an Award Period. After completion of the Award Period, the Committee shall certify in writing the extent to which the Performance Goals and other material terms applicable to such award are attained. Unless and until the Committee so certifies, the Performance Award shall not be paid.

      (d) Performance Award Payment. The Committee, in its discretion, may elect to make payment of the Performance Awards in Restricted Shares, Shares, cash or any combination of the foregoing.

      (e) Requirement of Employment. A grantee of a Performance Award must remain in the employment of the Company until the completion of the Award Period in order to be entitled to payment under the Performance Award; provided that the Committee may, in its sole discretion, provide for a partial or full payment of the Performance Award that would have been payable if the grantee had continued employment for the entire Award Period, which shall be paid at the same time as would have been paid if no termination of employment occurred, but only if and to the extent the exercise of such discretion does not prevent any designated Incentive Award from qualifying as “performance based” within the meaning of Code Section 162(m)(4)(C).

      (f) Dividends. The Committee may, in its discretion, at the time of the granting of a Performance Award, provide that any dividends declared on Shares during the Award Period, and which would have been paid with respect to Performance Shares had they been owned by a grantee, be (i) paid to the grantee, or (ii) accumulated for the benefit of the grantee and used to increase the number of Performance Shares of the grantee.

      (g) Delayed Payment. To the extent that the Committee, in its sole discretion, determines that the payment of any Performance Award is not deductible by the Company based on Code Section 162(m), the Company shall delay the payment of such Performance Award. The unpaid portion of a Performance Award that is subject to this Section 8(g) shall be paid (in whole or in part), at the discretion of the Committee, when such payment is deductible in accordance with Code Section 162(m).

      The delayed payment of a Performance Award payable in Shares or Restricted Shares shall be equal to the number of Performance Shares earned but unpaid. The delayed payment of a Performance Award payable in cash shall be equal to the Fair Market Value of the earned but unpaid Performance Shares as of the appropriate payment date selected by the Committee.

Section 9. Non-Assignability of Incentive Awards

      (a) Except as provided in Section 9(b) with respect to Nonqualified Stock Options, no Incentive Award granted under the Plan shall be assigned, transferred, pledged, or otherwise encumbered by an Employee, otherwise than by will, by designation of a beneficiary after death, or by the laws of descent and distribution, or be made subject to execution, attachment or similar process. Except as provided in Section 9(b) with respect to Nonqualified Stock Options, each Incentive Award shall be exercisable during the Employee’s lifetime only by the Employee or, if permissible under applicable law, by the Employee’s guardian or legal representative.

      (b) No Nonqualified Stock Option nor any right thereunder may be assigned or transferred by the optionee except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order (as defined in the Code or the Employee Retirement Income Security Act of 1974), provided, however, the Committee may by written action permit any holder of a Nonqualified Stock Option, either before or after the time of grant, to transfer a Nonqualified Stock Option during his lifetime to one or more members of his family, to one or more trusts for the benefit of one or more members of his family, or to a partnership or partnerships of members of his family, provided that no consideration is paid for the transfer and that such transfer would not result in the loss of any exemption under Rule 16b-3 for any option granted under any plan of the Company. The transferee of a Nonqualified Stock Option shall be subject to all restrictions, terms and conditions applicable to the Nonqualified Stock Option prior to its transfer. The Committee may impose on any transferable Nonqualified Stock Option and on the shares to be issued upon the exercise of a Nonqualified Stock Option such limitations and conditions as the Committee deems appropriate.

Section 10. Change of Control

      (a) General. In order to maintain all of the Employee’s rights in the event of a Change of Control of the Company, the Committee, in its sole discretion, may, as to any Incentive Award, either at the time that an Incentive Award is made or any time thereafter, take any one or more of the following actions:

(i) provide for the acceleration of any time periods relating to the exercise or realization of any such award, so that such award may be exercised or realized in full on or before a date fixed by the Committee,

(ii) provide for the purchase of any such award by the Company, upon an Employee’s request, for an amount of cash equal to the amount that could have been attained upon the exercise of such award or realization of such Employee’s rights had such award been currently exercisable or payable,

(iii) make such adjustment to any such award then outstanding as the Committee deems appropriate to reflect a Change of Control, or

(iv) cause any such award then outstanding to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation, if any, in connection with a Change of Control.

      (b) Options. All outstanding Options which are not yet exercisable shall become immediately exercisable in full in the event of a Change of Control of the Company.

Section 11. Taxes

      (a) Withholding for Taxes. The Company shall be entitled, if necessary or desirable, to withhold the amount of any tax attributable to any amounts payable under any Incentive Award and the Company may defer making payment of any Incentive Award if any such tax, charge, or assessment may be pending until indemnified to its satisfaction.

      (b) Use of Shares for Tax Withholding Payments. With the approval of the Committee, Shares may be used in lieu of cash to pay all or any part of the mandatory federal, state or local withholding tax payments to be made by the Employee in connection with an Incentive Award, as follows:

(i) Nonqualified Stock Options. (a) The holder of a Nonqualified Stock Option may elect to have the Company retain from the Shares to be issued upon exercise of such an option Shares having a Fair Market Value equal to the withholding tax to be paid; or (b) the holder of a Nonqualified Stock Option may deliver to the Company already-owned Shares having a Fair Market Value equal to the withholding tax to be paid and in such case.

(ii) Restricted Share Awards. If withholding taxes are required to be paid at the time Restricted Shares are delivered to an Employee or at the expiration of the Restricted Period, then the Employee may pay such taxes by delivering to the Company already-owned Shares having a Fair Market Value equal to the amount of the withholding tax being paid by the use of already-owned Shares.

(iii) Performance Shares. If withholding taxes are required to be paid at the time Shares are delivered to an Employee as a Performance Award, then the Employee may pay such taxes by delivering to the Company already-owned Shares having a Fair Market Value equal to the amount of the withholding tax being paid by the use of already-owned Shares.

Section 12. Compliance With Laws and Exchange Requirements

      No Option shall be granted and no Shares shall be issued in connection with any Incentive Award unless the grant of the Option and the issuance and delivery of Shares or cash pursuant to the Incentive Award shall comply with all relevant provisions of state and federal law, including, without limitation, the Securities Act of 1933, the Securities Exchange Act of 1934, the rules and regulations promulgated thereunder, and the requirements of any market system or stock exchange upon which the Shares may then be listed.

Section 13. Amendment and Termination of Plan

      (a) Amendment. The Board may from time to time amend the Plan, or any provision thereof, in such respects as the Board may deem advisable except that it may not amend the Plan without shareholder approval so as to:

(i) increase the maximum number of Shares that may be issued under the Plan except in accordance with Section 3(c);

(ii) permit the granting of Options with exercise prices lower than those specified in Section 6;

(iii) materially modify the requirements as to eligibility for participation in the Plan; or

(iv) prevent future grant of Incentive Awards to qualify as “performance based” within the meaning of Code Section 162(m)(4)(C).

      (b) Termination. The Board may at any time terminate the Plan.

      (c) Effect of Amendment or Termination. Any amendment or the termination of the Plan shall not adversely affect any Incentive Award previously granted nor disqualify an Incentive Award from being treated as “performance based” within the meaning of Code Section 162(m)(4)(C). Incentive Awards outstanding at the time that the Plan is amended or terminated shall remain in full force and effect as if the Plan had not been amended or terminated.

Section 14. Notices

      Each notice relating to the Plan shall be in writing and delivered in person or by certified or registered mail to the proper address. Each notice to the Committee shall be addressed as follows: Robbins & Myers, Inc., 1400 Kettering Tower, Dayton, Ohio 45423, Attention: Compensation Committee. Each notice to a Participant shall be addressed to the Participant at the address of the Participant maintained by the Company on its books and records. Anyone to whom a notice may be given under this Plan may designate a new address by written notice to the other party to that effect.

Section 15. Benefits of Plan

      This Plan shall inure to the benefit of and be binding upon each successor of the Company. All rights and obligations imposed upon a Participant and all rights granted to the Company under this Plan shall be binding upon the Participant’s heirs, legal representatives and successors.

Section 16. Pronouns and Plurals

      All pronouns shall be deemed to refer to the masculine, feminine, singular or plural, as the identity of the person or persons may require.

Section 17. Shareholder Approval and Term of Plan

      (a) The Plan shall become effective upon its adoption by the Board. No payment of cash or Shares in connection with an Incentive Award shall be made, and no Option shall be exercised, prior to the approval of the Plan by the affirmative vote of the holders of a majority of the outstanding Shares present, in person or by proxy, and entitled to vote at an annual meeting of the shareholders of the Company. Unless the Plan shall be so approved by the shareholders of the Company at the next annual meeting after its adoption by the Board, the Plan shall terminate and all Incentive Awards granted under the Plan shall be canceled.

      (b) Unless sooner terminated under Section 13, the Plan shall be in effect from the date of its adoption by the Board and automatically terminate on the ninth anniversary of its adoption by the shareholders of the Company.

Appendix B

As Presented to Shareholders for
Re-approval on December 12, 2001

ROBBINS & MYERS, INC.

Senior Executive Annual Cash Bonus Plan

1. Purpose

      This document sets forth the annual incentive plan applicable to those employees of Robbins & Myers, Inc. (the “Company”) and its subsidiaries who are executive officers of the Company and whose annual incentive compensation for any taxable year of the Company commencing on or after September 1, 1996 the Committee (as hereafter defined) anticipates would not be deductible by the Company due to Section 162 of the Internal Revenue Code of 1986, as amended (“Covered Employees”), including members of the Board of Directors who are such employees. This plan is hereafter referred to as the “Plan” or “Annual Incentive Plan.”

      The Plan is designed to reward, through additional cash compensation, Covered Employees for their significant contribution toward improved profitability and growth of the Company.

2. Eligibility

      All Covered Employees shall be eligible to be selected to participate in this Annual Incentive Plan. The Committee shall select the Covered Employees who shall participate in this Plan in any year no later than 90 days after the commencement of the fiscal year of the Company (or no later than such earlier or later date as may be the applicable deadline for the compensation payable to such Covered Employee for such year hereunder to qualify as “performance based” under Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the “Code”)).

      A Covered Employee participating in this Plan shall not participate in an Annual Incentive Plan established by the Company for all key employees.

3. Administration

      The Plan shall be administered by the Compensation Committee of the Board of Directors (the “Board”), or by another committee appointed by the Board (the “Committee”). The Committee shall be comprised exclusively of Directors who are not employees and who are “outside directors” within the meaning of Section 162(m)(4)(C) of the Code. The Committee shall have authority, subject to the provisions herein, to select employees to participate herein; establish and administer the performance goals and the award opportunities applicable to each participant and certify whether the goals have been attained; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, and waive rules and regulations for the Plan’s administration; and make all other determinations which may be necessary or advisable for the administration of the Plan. Any determination by Committee pursuant to the Plan shall be final, binding and conclusive on all employees and participants and anyone claiming under or through any of them.

4. Establishment of Performance Goals and Award Opportunities

      No later than 90 days after the commencement of each year commencing on or after September 1, 1996 (or than such earlier or later date as may be the applicable deadline for compensation payable hereunder for such year to qualify as “performance-based” under Section 162(m)(4)(C) of the Code), the Committee shall establish in writing the method for computing the amount of compensation which will be payable under the Plan to each participant in the Plan for such year if the performance goals established by the Committee for such year are attained in whole or in part and if the participant’s employment by the Company or a subsidiary continues without interruption during that year. Such method shall be stated in terms of an objective formula or standard that precludes discretion to increase the amount of the award that would otherwise be due upon attainment of the goals. No provision of this Plan shall preclude the Committee from exercising negative discretion with respect to any award hereunder, within the meaning of Treasury Regulation Section 1.162-27(e)(2)(iii)(A).

      No later than 90 days after the commencement of each year commencing on or after September 1, 1996 (or than such earlier or later date as may be the applicable deadline for compensation payable hereunder for such year to qualify as “performance-based” under Section 162(m)(4)(C) of the Code), the Committee shall establish in writing the performance goals for such year, which shall be based on any of the following performance criteria, either alone or in any combination, on either a consolidated or business unit or divisional level, and which shall include or exclude discontinued operations and acquisition expenses (e.g., pooling of interests), as the Committee may determine: level of sales, earnings per share, income before income taxes and cumulative effect of accounting changes, income before cumulative effect of accounting changes, net income, return on assets, return on equity, return on capital employed, total stockholder return, market valuation, cash flow, and completion of acquisitions. The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); expenses for restructuring or productivity initiatives; non-operating items; acquisition expenses (e.g., pooling of interests); and effects of divestitures. Any such performance criterion or combination of such criteria may apply to the participant’s award opportunity in its entirety or to any designated portion or portions of the award opportunity, as the Committee may specify.

5. Maximum Award

      The maximum amount of compensation that may be paid under the Plan to any participant for any year is the lesser of 150% of base salary or $750,000.

6. Attainment of Performance Goals Required

      Awards shall be paid under this Plan for any year solely on account of the attainment of the performance goals established by the Committee with respect to such year. Awards shall also be contingent on continued employment by the Company or a subsidiary of the Company during such year. The only exceptions to this rule apply in the event of termination of employment by reason of death or disability (as determined by the Committee), or in the event of a Change of Control of the Company (as such term is defined in the Company’s 1994 Long-Term Incentive Stock Plan), during such year, in which case the following provisions shall apply. In the event of termination of employment by reason of death or disability during the Plan year, an award shall be payable under this Plan to the participant or the participant’s estate for such year, which shall be paid at the same time as the award the participant would have received for such year had no termination of employment occurred, and which shall be equal to the amount of such award multiplied by a fraction the numerator of which is the number of full or partial calendar months elapsed in such year prior to termination of employment and the denominator of which is the number twelve. In the event of a Change of Control during a Plan year and prior to termination of employment, an incentive award shall be paid under the Plan at the time of such Change of Control to each participant, with the amount of such award being equal to the participant’s projected award under the Plan (as determined by the Committee) for the year in which the Change of Control occurs, multiplied by a fraction of the numerator of which is the number of full or partial calendar months elapsed in such year prior to the Change of Control and the denominator of which is the number twelve. An additional exception shall apply in the event of termination of employment by reason of being eligible for retirement pursuant to Robbins & Myers Retirement Plan for Salaried Employees during a Plan year, but only if and to the extent it will not prevent any award payable hereunder (other than an award payable in the event of death, disability, Change of Control or retirement) from qualifying as “performance-based compensation” under Section 162(m)(4)(C) of the Code. Subject to the preceding sentence, in the event of termination of employment by reason of retirement during a Plan year an award shall be payable under this Plan to the participant for such year, which shall be paid at the same time as the award the participant would have received for such year had no termination of employment occurred, and which shall be equal to the amount of such award multiplied by a fraction the numerator of which is the number of full or partial calendar months elapsed in such year prior to termination of employment and the denominator of which is the number twelve. A participant whose employment terminates prior to the end of a Plan year for any reason not excepted above shall not be entitled to any award under the Plan for that year.

7. Shareholder Approval and Committee Certification Contingencies; Payment of
Awards

      Payment of any awards under this Plan shall be contingent upon the affirmative vote of the shareholders of at least a majority of the votes cast (including abstentions) at the annual meeting of shareholders held in 1996. Unless and until such shareholder approval is obtained, no award shall be paid pursuant to this Plan. Subject to the provisions of Paragraph 6 above relating to death, disability, Change of Control and retirement, payment of any award under this Plan shall also be contingent upon the Compensation Committee’s certifying in writing that the performance goals and any other material terms applicable to such award were in fact satisfied, in accordance with applicable Treasury regulations under Code Section 162(m). Unless and until the Committee so certifies, such award shall not be paid. Unless the Committee provides otherwise, (a) earned awards shall be paid promptly following such certification, and (b) such payment shall be made in cash (subject to any payroll tax withholding the Company may determine applies).

      To the extent necessary for purposes of Code Section 162(m), this Plan shall be resubmitted to shareholders for their reapproval with respect to awards payable for the taxable year of the Company commencing on and after September 1, 2001.

8. Amendment, Termination and Term of Plan

      The Board of Directors may amend, modify or terminate this Plan at any time, provided that no such amendment, modification or termination shall adversely affect the incentive opportunity of any participant with respect to the portion of the year elapsed prior to the date of such amendment, modification or termination, without such participant’s written consent. The Plan will remain in effect until terminated by the Board.

9. Interpretation and Construction

      Any provision of this Plan to the contrary notwithstanding, (a) awards under this Plan are intended to qualify as performance-based compensation under Code Section 162(m)(4)(C) and (b) any provision of the Plan that would prevent an award under the Plan from so qualifying shall be administered, interpreted and construed to carry out such intention and any provision that cannot be so administered, interpreted and construed shall to that extent be disregarded. No provision of the Plan, nor the selection of any eligible employee to participate in the Plan, shall constitute an employment agreement or affect the duration of any participant’s employment, which shall remain “employment at will” unless an employment agreement between the Company and the participant provides otherwise. Both the participant and the Company shall remain free to terminate employment as any time to the same extent as if the Plan had not been adopted.

10. Governing Law

      The terms of this Plan shall be governed by the laws of the State of Ohio, without reference to the conflicts of laws principles of that State.

DETACH CARD

------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

(Continued from reverse side)

A vote FOR Proposals 1, 2, 3 and 4 is recommended by the Board of Directors. When properly executed, this proxy will be voted in the manner directed by the undersigned shareholder. If no direction is specified, this proxy will be voted FOR Proposals 1, 2, 3, and 4.

Receipt is acknowledged of Notice of the above meeting, the Proxy Statement relating thereto and the Annual Report to Shareholders for the fiscal year ended August 31, 2001.

DATED: ____________, 2001

(Signatures)

INSTRUCTIONS: Shareholders should date this proxy and sign here exactly as name appears at left. If stock is held jointly, both owners should sign this proxy. Executors, administrators, trustees, guardians and others signing in a representative capacity should indicate the capacity in which they sign.

DETACH CARD

---------------------------------------------------------

P

R

O

X

Y

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS ON
DECEMBER 12, 2001
Solicited On Behalf Of The Board Of
Directors Of The Company

The undersigned holder(s) of Common Shares of ROBBINS & MYERS, INC., an Ohio corporation (the “Company”), hereby appoints Gerald L. Connelly, Robert J. Kegerreis, and Maynard H. Murch IV, and each of them, attorneys of the undersigned, with power of substitution, to vote all of the Common Shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Wednesday, December 12, 2001, and at any adjournment thereof, as follows:

1.  THE ELECTION OF DIRECTORS

FOR all nominees listed below ☐	WITHHOLD AUTHORITY ☐

(except as marked to the contrary below),	to vote for all nominees listed below
including authority to cumulate votes selectively among such nominees.

Robert J. Kegerreis, William D. Manning, Maynard H. Murch IV, John  N. Taylor, Jr.

(Instruction:  to withhold authority to vote for any individual nominee, strike a line through the nominee’s name.)

2.	APPROVAL OF AN AMENDMENT TO 1999 LONG-TERM INCENTIVE STOCK PLAN MAKING 550,000 ADDITIONAL SHARES AVAILABLE FOR AWARD UNDER THE PLAN.

☐  FOR    ☐   AGAINST    ☐   ABSTAIN

3.	RE-APPROVAL OF SENIOR EXECUTIVE ANNUAL CASH BONUS PLAN.

☐  FOR    ☐   AGAINST    ☐   ABSTAIN

4.	APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE COMPANY.

☐  FOR    ☐   AGAINST    ☐   ABSTAIN

5.	IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

(Continued and to be signed, on the reverse side)